Exhibit 10.1

Payment Extension Agreement

Party A: Tianjin Binhai Shisheng Trading Group Co., Ltd

Party B: Hezhong (Tianjin) International Development Co., Ltd

Party A and Party B had entered into an equity transfer agreement on November 30, 2013, by which Party A acquires 100% equity of Tianjin Zhonghe Auto Sales Service Co., Ltd. As per this acquisition agreement, a payment of RMB ONE HUNDRED TWENTY MILLION is due on November 30, 2015. After friendly consultation, the two parties hereby conclude an arrangement as below:

1. On request of Party A, Party B agreed to extend this due payment to May 31, 2016, and the annual interest rate for the extension is 6%.

2. This agreement is made in two copies with equivalent validity.

3. Any issue not covered herein shall be negotiated separately between the parties.

Party A: /s/ Cheng Weihong             Party B:  /s/ Fan Jie

                                                                           Date: Nov 10, 2015